United States
Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2006
Manhattan Associates, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-23999	58-2373424
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or organization)
2300 Windy Ridge Parkway, Suite 700, Atlanta, Georgia
30339
(Address of Principal Executive Offices)
(Zip Code)
(770) 955-7070
(Registrant’s telephone number, including area code)
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Johar Employment Agreements
     On March 30, 2006, Manhattan Associates, Inc. (the “Company”) and its Executive Vice President, Global Research and Development and Chief Technology Officer, Pervinder Johar, entered into an Executive Employment Agreement (the “Executive Employment Agreement”) and a Severance and Non-Competition Agreement (the “Johar Severance Agreement” and together with the Executive Employment Agreement, the “Johar Employment Agreements”).
     The Executive Employment Agreement, pursuant to which Mr. Johar is employed as the Company’s Executive Vice President, Global Research and Development and Chief Technology Officer, has no fixed term and is terminable at will. The Johar Severance Agreement extends for 12 months after any termination of Mr. Johar unless the Company agrees otherwise.
     In consideration of his agreement to serve the Company, Mr. Johar is entitled under the Executive Employment Agreement to an annual salary of $245,000, subject to annual review and increase at the discretion of the Company’s Chief Executive Officer or Board of Directors. Mr. Johar will be eligible to receive a performance-based bonus of $155,000 based on the criteria set forth in the Executive Employment Agreement. This performance-based bonus is subject to review and increase by the Board of Directors or its Compensation Committee. The Executive Employment Agreement provided for the grant to Mr. Johar of options to purchase 146,259 shares of the Company’s Common Stock.
     In consideration of his agreement not to compete with the Company for 12 months following the date of any termination of Mr. Johar prior to July 31, 2009, in the event of termination other than a termination for Cause (as defined in the Johar Severance Agreement), the Company has agreed to pay Mr. Johar severance of 24 months of his then current base salary, a prorated portion of his earned bonus through the termination date, and payment for up to 25 earned vacation days, subject to all standard deductions and payable in 12 equal monthly installments from the date of termination, including a lump sum amount that would cover COBRA payments for Mr. Johar’s family for medical and dental coverage, and reimbursement for up to $100,000 in relocation expenses for a relocation within 12 months after termination. For any termination of Mr. Johar after July 31, 2009, other than a termination for Cause, the severance that the Company has agreed to pay to Mr. Johar is reduced to 12 months of his then current base salary, a prorated portion of his earned bonus through the termination date, and payment for up to 25 earned vacation days, subject to all standard deductions and payable in 12 equal monthly installments from the date of termination, including a lump sum amount that would cover COBRA payments for Mr. Johar and his family for medical and dental coverage. The Company’s obligation to pay Mr. Johar these severance amounts is conditioned upon his compliance with the terms of the Johar Severance Agreement and his releasing the Company from any and all liability and claims of any kind.

Stock Option Modification Amendments
     On August 28, 2007, the Company entered into Stock Option Modification Amendments (the “Option Amendments”) with Mr. Johar, Dennis Story (the Company’s Senior Vice President and Chief Financial Officer) and Jeffrey Mitchell (the Company’s Executive Vice President — Americas Sales and Marketing). The Option Amendments provide that all options and restricted shares granted pursuant to the Company’s Stock Incentive Plan shall vest upon (1) a Change of Control (as defined in the Option Amendments) of the Company and (2) the subsequent termination (other than for Cause as defined in the Option Amendments) or Constructive Termination (as defined in the Option Amendments).
Dabbiere Employment Agreement
     On September 29, 2008, the Company and its Senior Vice President, Chief Legal Officer and Secretary, David Dabbiere, entered into a Severance and Non-Competition Agreement (the “Dabbiere Severance Agreement”). In consideration of his agreement not to compete with the Company, for 12 months following the date of any termination of Mr. Dabbiere, other than a termination for Cause (as defined in the Dabbiere Severance Agreement), the Company has agreed to pay Mr. Dabbiere severance of 12 months of his then current base salary, subject to all standard deductions and payable in 12 equal monthly installments from the date of termination, including COBRA payments for Mr. Dabbiere and his family for medical and dental coverage.
     The Company’s obligation to pay Mr. Dabbiere these severance amounts is conditioned upon his compliance with the terms of the Dabbiere Severance Agreement and his releasing the Company from any and all liability and claims of any kind.
     The foregoing descriptions of the Executive Employment Agreement, Johar Severance Agreement, the Option Amendments and Dabbiere Severance Agreement are qualified in their entirety by reference to the full text of the Executive Employment Agreement, Johar Severance Agreement, Option Amendments and Dabbiere Severance Agreement, copies of which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.
Item 9.01  Financial Statements and Exhibits.
(d)	Exhibits.

10.1 Executive Employment Agreement by and between the Registrant and Johar Pervinder, effective as of March 30, 2006.

10.2 Severance and Non-Competition Agreement by and between the Registrant and Johar Pervinder, effective as of March 30, 2006.

10.3 Form of Modification Agreement for Terms and Conditions for Stock Options.

10.4 Severance and Non-Competition Agreement by and between the Registrant and David Dabbiere, effective as of September 29, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Manhattan Associates, Inc.

	By:	/s/ Dennis B. Story

Dennis B. Story Senior Vice President and Chief Financial Officer

Dated: January 2, 2009

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Executive Employment Agreement by and between the Registrant and Johar Pervinder, effective as of March 30, 2006.
10.2	Severance and Non-Competition Agreement by and between the Registrant and Johar Pervinder, effective as of March 30, 2006.
10.3	Form of Modification Agreement for Terms and Conditions for Stock Options.
10.4	Severance and Non-Competition Agreement by and between the Registrant and David Dabbiere, effective as of September 29, 2008.